EXHIBIT 24.1

                 Consent of Smolin Lupin & Co., P.A.



May 30, 2003


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Re:  K-Tronik International Corporation -
     Pre-Effective Amendment No. 3 - Form SB-2


Dear Sir/Madam:

As certified public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration
Statement dated May 30, 2003, of our report to the Stockholders and Directors of K-Tronik N.A., Inc. (formerly K-Tronik International Corporation) dated November 30, 2001 (except for Note 15 and the last paragraph above as to which the date is November 7, 2002) for the fiscal year ended September 30, 2001

Very truly yours,

"Smolin, Lupin & Co., P.A.

SMOLIN, LUPIN & CO., P.A.



/s/ Salvatore Bursese
Salvatore Bursese
SB/lns